INVESTMENT ADVISORY AGREEMENT

         AGREEMENT made as of this day of December, 1999, by and between Sentinel Group Funds, Inc., a Maryland corporation and a registered series investment company under the Investment Company Act of 1940, one series of which is the Sentinel Flex Cap Opportunity Fund (hereinafter called the "Fund"), and Sentinel Advisors Company, a Vermont general partnership, and a registered investment adviser under the Investment Advisers Act of 1940 (hereinafter called "Advisor").

                                  WITNESSETH:

In consideration of the mutual promises and agreements herein contained and other good and valuable considerations, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:


1.       Management of Flex Cap Opportunity Fund Portfolio

         Advisor agrees to act as investment adviser to the Fund with respect to the investment of its assets and in general to supervise the investments of the portfolio of the Fund, subject at all times to the direction and control of the Board of Directors of Sentinel Group Funds, Inc. all as more fully set forth herein. In connection therewith, Advisor shall regularly provide investment advice to the Fund, and shall, subject to the succeeding provisions of this section, continuously supervise the investment and reinvestment of cash, securities or other property comprising the assets of the investment portfolio of the Fund, and Advisor shall accordingly:

         (a) provide continuously an investment program for the Fund consistent, in its opinion, with its investment policy and objectives; and

         (b) determine what securities shall be purchased or sold by the Fund, and regularly report thereon to the Board of Directors of Sentinel Group Funds, Inc.; and

         (c) take, on behalf of the Fund, all actions which appear to Advisor necessary to carry into effect such investment programs and supervisory functions as aforesaid including the placing of purchase and sale orders.

         It is contemplated that Advisor will meet its obligations hereunder by engaging a subadvisor to provide a complete investment program for the Fund and to place all purchase and sale orders for the Fund, although Advisor is not obligated to do so at all times in the future.

         The investment program provided by Advisor under this section, or any supervisory functions taken hereunder by it shall at all times conform to, and be in accordance with, any requirements imposed by: the provisions of the Investment Company Act of 1940 (the "1940 Act"), and any rules or regulations in force thereunder, any other applicable provision of law, the provisions of the Articles of Incorporation of Sentinel Group Funds, Inc. as amended from time to time, the provisions of the By-Laws of Sentinel Group Funds, Inc. as amended from time to time, resolutions as adopted and/or amended from time to time by the Board of Directors of Sentinel Group Funds, Inc., and the terms of the registration statements of Sentinel Group Funds, Inc., as amended from time to time, under the Securities Act of 1933 and the 1940 Act.

2.  The Fund to Bear Other Expenses

         It is understood and agreed that the Fund, in addition to the advisory fee paid to Advisor set forth in Article 3 below, will bear and pay for its expenses of operation including its (i) rent and office equipment, if any; (ii) salaries and employee benefits including applicable employment and payroll taxes of its own administrative and executive personnel who are not affiliated with Advisor, if any; (iii) brokerage commissions and other costs in connection with the purchase or sale of securities; (iv) all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies; (v) fees and costs of its transfer agent, fund accounting and financial administration service provider, custodian, registrar, independent legal counsel and auditors; (vi) expenses of printing and mailing stock certificates, dividends, reports, notices and proxy materials to its shareholders; (vii) fees and expenses incident to the registration and maintenance of registration under the Securities Act of 1933 of shares of the Fund for public sale (other than costs of printing prospectuses for prospective new shareholders) and the qualification of its shares for offering and sale under state or other securities laws; (viii) fees and expenses imposed on the Fund under the 1940 Act; (ix) insurance premiums for fidelity bonds and other coverage to its operations; (x) all expenses incident to holding of meetings of its shareholders; (xi) fees and expenses of directors who are not affiliated with Advisor; (xii) its pro rata share of fees and dues of the Investment Company Institute; and (xiii) such non-recurring expenses as may arise, including actions, suits or proceedings, affecting the Fund and the legal obligation which the Fund may have to indemnify its officers and directors with respect thereto.

3.       Compensation of Advisor

         As compensation in full for services rendered under this Agreement, the Fund will pay to Advisor a monthly fee, in arrears, equal to 0.90% per annum of aggregate daily average net assets of the Fund.

4.  Guarantee of Expense Limitation

         If, for any fiscal year of the Fund, expenses (including management fee and costs incident to its regular and executive personnel, but excluding interest, taxes, brokerage fees and, where permitted, extraordinary expense) borne by the Fund exceed expense limitations applicable to each class of shares of the Fund which are imposed by state securities regulators as such limitations may be lowered or raised from time to time, Advisor guarantees that it will reimburse the Fund for any excess. The portion of any such reduction to be borne by Advisor shall be deducted from the monthly investment advisory fee otherwise payable to Advisor and, if such amount should exceed such monthly investment advisory fees, Advisor agrees to repay to the Fund annually before publication of Sentinel Group Funds, Inc.'s annual report to shareholders such sum as may be required to make up the deficiency. For the purpose of this article, the term "fiscal year" shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Investment Advisory Agreement.

5.       Placing of Purchase and Sale Orders

         Advisor shall not deal as principal with the Fund in the purchase and sale of portfolio securities nor shall it receive any commissions or other remuneration on the purchase or sale of portfolio securities by the Fund.

         Advisor is authorized and directed to place the orders for the purchase and sale of portfolio securities by the Fund and to supervise the executions thereof. Advisor is specifically authorized to delegate this duty and power to a subadvisor which it may engage to provide a complete program of investment management to the Fund. With respect to such transactions, whether through a broker as agent or with a dealer as principal, Advisor's primary objective is to both obtain the best price and execution of each transaction. Such orders may be placed with qualified brokers and/or dealers who also provide investment information or other services to the Fund. It is contemplated that while Fred Alger Management, Inc., acts as subadvisor to the Fund, the subadvisor may execute its commission brokerage trades through a broker dealer with which it is affiliated. Management shall report to the Directors of Sentinel Group Funds, Inc. at least quarterly on said allocations of order and on the brokerage commissions and/or dealer concessions involved, indicating to whom such allocations are made and the basis thereof.

6.          Nonexclusivity

            Advisor's services to the Fund hereunder are not to be deemed exclusive and Advisor shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

7.          National Life Services

            National Life Insurance Company and its subsidiaries may furnish to Advisor, in order to better enable it to fulfill its obligations hereunder, office space, personnel and other services as are requested by Advisor, in all cases for a reasonable charge. Advisor will present the details of any such arrangements to the Board of Directors of Sentinel Group Funds, Inc.

8.          Affiliations of Advisor

            It is understood that the directors and officers of Sentinel Group Funds, Inc. may be directors or officers of Advisor or an entity under common control, including National Life Insurance Company, Provident Mutual Life Insurance Company of Philadelphia, or any affiliate of either, or otherwise be interested in Advisor, and that the existence of such dual interest shall not affect the validity of this Agreement or any transactions hereunder.

9.       Liability of Advisor

         In the absence of willful misfeasance or bad faith on the part of Advisor, it shall not be subject to liability to the Fund or Sentinel Group Funds, Inc., or to any stockholder of the Fund or Sentinel Group Funds, Inc. for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

10.      Duration of this Agreement

         This Agreement shall become effective upon the date set forth above and shall continue in force and effect, unless terminated as hereinafter provided, until November 30, 2000, and from year to year thereafter, provided such continuance is specifically approved at least annually by the Board of Directors of Sentinel Group Funds, Inc., including specific approval (i) by a majority of the Directors who are not interested persons of a party to this Agreement (other than as Directors of Sentinel Group Funds, Inc.) by votes cast in person at a meeting specifically called for such purpose (Director vote) or (ii) as to the Fund by a vote of a majority of each class of shares of the Fund and a Director vote.

11.      Termination

         This Agreement may be terminated by Advisor at any time without penalty upon giving Sentinel Group Funds, Inc. sixty (60) days' written notice (which notice may be waived by Sentinel Group Funds, Inc.) and may be terminated by Sentinel Group Funds, Inc. at any time without penalty upon giving Advisors sixty (60) days' written notice (which notice may be waived by Advisor), provided that such termination by Sentinel Group Funds, Inc. shall be approved by the vote of a majority of the Board of Directors of Sentinel Group Funds, Inc. in office at the time or by the vote of a majority of the outstanding voting securities of the Fund. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act.

12.      Notification of Changes in Advisor

         Advisor will notify Sentinel Group Funds, Inc. of any change in the identities of the partners of Advisor within a reasonable time after such change.

         IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their corporate seals to be hereunder affixed, all as of the day and year first above written.


Attest:                               SENTINEL GROUP FUNDS, INC.


                                      BY:
----------------------------               -----------------------------------
D. Russell Morgan                           Patrick E. Welch,
Secretary                                            Chairman


Attest:                               SENTINEL ADVISORS COMPANY


                                      BY:
----------------------------               -----------------------------------
Lisa A. Pettrey                             Rodney A. Buck,
Secretary                                            Chief Executive Officer